Exhibit 99.1

NEWS

INVESTOR CONTACTS:	FOR IMMEDIATE RELEASE

Rick Frier

Executive Vice President and Chief Financial Officer

(727) 579-5147

Joanne Freiberger

Vice President, Finance

(727) 579-5116

MEDIA CONTACT:

Nicole Andriso

Public Relations Manager

(727) 563-5822

Catalina Marketing Reports Financial Results for the First Quarter of Fiscal 2007

ST. PETERSBURG, FL, July 27, 2006 – Catalina Marketing Corporation (NYSE: POS) today reported financial results for its first quarter ended June 30, 2006.

For the three months ended June 30, 2006, consolidated revenues were $105.2 million, a 14.5% increase over revenues of $91.9 million in the same period of fiscal 2006. Consolidated net income for the first quarter was $14.0 million, or $0.30 per diluted shared, compared with net income of $13.7 million, or $0.27 per diluted share, in the first quarter of fiscal 2006. First quarter fiscal 2007 results included stock-based compensation expense of $2.3 million, net of related income taxes (5 cents per diluted share), as the result of the adoption by the company of SFAS No. 123R, Share-Based Payment. Excluding the impact of stock based compensation expense under the fair value method, first quarter fiscal 2007 net income increased 19.5% to $16.3 million, translating to an increase of $0.08 per diluted share, or 30.4% improvement compared with the prior year first quarter.

“Revenue growth was strong in all segments and we were able to show growth in earnings despite including stock-based compensation expense for the first time this quarter,” chief executive officer, Dick Buell, commented. “We are pleased with these results, yet recognize that performance may vary from quarter to quarter as we remain focused on long term growth. Consistent with the information we previously provided, we continue to invest in the business and, as a result, expect consolidated operating margins to decrease for fiscal 2007 by three to four percentage points compared with fiscal 2006 operating margins.”

Commenting on the performance of individual segments, Buell continued, “CMS delivered top line growth fueled by the previous strong renewal season, channel expansion and category penetration. We completed the national rollout of Walgreens early in the quarter and, as expected, began the installation of our full-color, full-graphic printers in our existing domestic grocery retail partners in late June.” Turning to CMI and CHR, Buell said, “International had an outstanding quarter, with revenue growth of 34.5%. France drove the CMI revenue and profit growth in the quarter primarily through the addition of Carrefour, France’s largest hypermarket, and increased manufacturer revenue. CHR continued to achieve superior revenue and profit growth fueled by the demonstrated success of targeted messages in the pharmacy. The outstanding performance by CHR was enhanced by continued key customer opportunistic program spending in the quarter.”

Segment Results:

	Three Months Ended June 30,
	2006 (GAAP)	Stock-Based Compensation	2006 (Pro forma) (1)	2005	% Change
	(in thousands)
Revenues
CMS	$62,227	$—	$62,227	$57,689	7.9%
CHR	21,926	—	21,926	18,530	18.3%
CMI	21,014	—	21,014	15,628	34.5%
Corporate and eliminations	—	—	—	7	-100.0%

Total Revenues	$105,167	$—	$105,167	$91,854	14.5%

Income (Loss) from Operations
CMS	$24,902	$783	$25,685	$24,867	3.3%
CHR	6,348	289	6,637	4,720	40.6%
CMI	5,937	—	5,937	2,768	114.5%
Corporate	(13,258)	1,811	(11,447)	(10,492)	9.1%

Total Income from Operations	$23,929	$2,883	$26,812	$21,863	22.6%

(1)	The non-GAAP pro forma results are a supplement to the financial data based on generally accepted accounting principles (GAAP). These non-GAAP pro forma amounts exclude the expense for stock-based compensation recognized under the provisions of SFAS No. 123R, Share-Based Payment. The Company believes this presentation provides useful information to investors because it assists investors in better understanding the company’s operations for the current fiscal year compared to the prior comparable quarters as there was no comparable expense under then existing accounting requirements in fiscal year 2006. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

Share Repurchase Authorization

During July 2006, the Board of Directors authorized an increase to the current authorization for the Corporation’s stock repurchase program by $100 million. As a result, the company currently has authority to repurchase $141.5 million of common stock under the Board of Directors authorization.

Webcast and Investor Conference Scheduled

The company will host a webcast on Thursday, July 27, 2006 at 10:00 a.m. EDT to discuss its financial results for its first quarter ended June 30, 2006. The webcast may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72727&eventID=1343705 and will be available for replay from Thursday, July 27, 2006 through Monday, August 28, 2006.

Catalina Marketing Corporation

Selected Operating Data

(In thousands except per share data)

	Three Months Ended June 30,
	2006 (GAAP)	Stock-Based Compensation	2006 (Pro forma) (1)	2005
Revenues	$105,167	$—	$105,167	$91,854

Direct operating expenses	34,487	(421)	34,066	30,685
Selling, general and administrative	37,945	(2,462)	35,483	29,801
Depreciation and amortization	8,806	—	8,806	9,505

Total costs and expenses	81,238	(2,883)	78,355	69,991

Income from operations	23,929	2,883	26,812	21,863

Other income (expense)	(123)	—	(123)	174

Provision for income taxes	9,808	548	10,356	8,374

Net Income	$13,998	$2,335	$16,333	$13,663

Earnings per share – basic	$0.30	$0.05	$0.35	$0.27
Earnings per share – diluted	$0.30	$0.05	$0.35	$0.27

Weighted average shares outstanding - basic	46,270	46,270	46,270	50,550
Weighted average shares outstanding - diluted	46,617	46,617	46,617	50,865

(1)	The non-GAAP pro forma results are a supplement to the financial data based on generally accepted accounting principles (GAAP). These non-GAAP pro forma amounts exclude the expense for stock-based compensation recognized under the provisions of SFAS No. 123R, Share-Based Payment. The Company believes this presentation provides useful information to investors because it assists investors in better understanding the company’s operations for the current fiscal year compared to the prior comparable quarters as there was no comparable expense under then existing accounting requirements in fiscal year 2006. It should be emphasized, however, that these measurements are not a substitution for GAAP-based financial statements.

Catalina Marketing Corporation

Selected Other Data

(in thousands, except store data)

	June 30, 2006	June 30, 2005
Selected Balance Sheet and Cash Flow Data:
Cash	$28,480	$46,006
Debt	$68,738	$32,951
Stockholders' Equity	$164,510	$168,687
Cash Flows from Operating Activities -Quarter	$3,863	$14,187
Capital Expenditures - Quarter	$14,261	$8,484
Net Borrowings/(Payments) on LT Debt - Quarter	$6,825	$(30,122)
Repurchase of Common Stock - Quarter	$—	$41,832

Catalina Marketing Services:
Number of Stores	21,873	17,581
Net Stores Installed (Deinstalled) - Quarter	825	(28)
Promotions Printed (in millions) - Quarter	791	713
Weekly Shopper Reach at Quarter End (in millions)	253	230

Catalina Health Resource:
Number of Stores	12,827	12,451
Net Stores Installed - Quarter	47	28

Catalina Marketing International:
Number of Stores	7,514	6,003
Net Stores Installed - Quarter	198	96
Promotions Printed (in millions) - Quarter	391	209
Weekly Shopper Reach at Quarter End (in millions)	86	58

About Catalina Marketing Corporation

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward-looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, hardware and software issues and delays related to the schedule, installation and operation of color printers, the effectiveness of color printers to increase sales and redemption rates or provide a more effective advertising medium, the changing market for promotional activities, especially relating to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s networks including as it relates to the installation of color printers and the Company’s networks in existing and future retail channels, the acceptance by the company’s manufacturer clients and retailers of color printers and related new and additional terms and conditions, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client and retailer relationships, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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